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                                                                                               EXHIBIT 12.1

                                        BLUE BIRD CORPORATION AND SUBSIDIARIES
                                       BLUE BIRD BODY COMPANY AND SUBSIDIARIES

                                 STATEMENTS RE COMPUTATION OF EARNINGS TO FIXED CHARGES
            FOR THE YEARS ENDED NOVEMBER 2, 1996, OCTOBER 28, 1995, OCTOBER 29, 1994 AND OCTOBER 30, 1993.
                                FOR THE SIX MONTHS ENDED OCTOBER 31, 1992 AND APRIL 30, 1992

                                                  (In Thousands Except Ratios)





                                                                      BBC                                        PREDECESSOR
                                            ------------------------------------------------------------------   -----------
                                            November 2,   October 28,   October 29,   October 30,   October 31,   April 30,
                                               1996          1995          1994          1993          1992          1992
                                            -----------   -----------   -----------   -----------   -----------   ----------

FIXED CHARGES:
 Interest expense......................       $16,455       $16,282       $15,224        $15,973       $ 8,443        $1,745
 Interest element of rentals ...........          473           536           521            448           178           198
 Amortization of debt issuance costs ...        2,688         2,245         2,209          2,202         1,104             4
                                               -------       -------       -------        -------        ------        ------
                                               $19,616       $19,063       $17,954        $18,623       $ 9,725        $1,947
                                               =======       =======       =======        =======       =======        ======

EARNINGS:
 Net income (loss) .....................       $23,765       $16,852       $15,408        $ 9,595        $3,686        $(3,466)
 Provision (benefit) for income taxes ..        14,034        11,686        10,157          6,930         4,257         (3,026)
 Fixed charges .........................        19,616        19,063        17,954         18,623         9,725          1,947
 Interest capitalized ..................           -0-          (208)         (145)             0            (4)             0
                                               -------       -------        ------        -------        ------        -------
                                               $57,415       $47,393        $43,374       $35,148        $17,664       $(4,545)
                                               =======       =======        =======       =======        =======       ========

RATIO OF EARNINGS TO FIXED CHARGES ......          2.9x          2.5x          2.4x          1.9x           1.8x            *
                                               ========      ========       =======       =======        =======       =========


                          *Earnings are inadequate to cover fixed charges by approximately $6,500


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